The reporting person is the former
director of the issuer.  On July
6, 2006, the issuer engaged in a
share exchange transaction with
the shareholders of Valley
Forge Composite Technologies,
 Inc., a Pennsylvania corporation
Valley Forge.  As a result
of the share exchange transaction,
 the shareholders of Valley Forge
 collectively own 80% of the
common stock of the issuer,
and Quetzal Capital Funding
1, Inc.s ownership of the
issuer is now reduced to 10%.
The reporting person resigned
as a director of the issuer
effective on July 6, 2006.

Prior to the share exchange,
the issuer was 100% owned by Quetzal
Capital Funding 1, Inc., a Florida corporation.
The reporting person was the 100% shareholder of Quetzal Capital Funding 1, Inc.
Simultaneously with the share exchange transaction, on July 6, 2006, Quetzal Capital Funding 1, Inc.
 admitted two additional shareholders,
Charles J. Scimeca and George Frudakis,
with the result being that Tony N. Frudakis, Charles J. Scimeca, and George Frudakis each became one-third shareholders of Quetzal Capital Funding 1, Inc.

Because of their ownership of Quetzal
Capital Funding 1, Inc., a 10% shareholder of the issuer, Tony N. Frudakis, Charles J. Scimeca, and George Frudakis are reporting their beneficial ownership of the common stock of the issuer as a group, although they each beneficially own less than 10% of the issuer.